Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Village Bank and Trust Financial Corporation
Midlothian, Virginia

We hereby consent to the incorporation by reference in the registration statement of our report dated March 26, 2013, relating to the consolidated financial statements of Village Bank and Trust Financial Corporation appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2012.

/s/ BDO USA, LLP

Richmond, Virginia
November 19, 2013

BDO USA, LLP, a Delaware limited liability partnership, Is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.
BDO is the brand name for the BDO network and for each of the BDO Member Firms.